UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

BLACKROCK MUNICIPAL INCOME FUND, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

BLACKROCK MUNICIPAL INCOME FUND, INC.

50 Hudson Yards

New York, NY 10001

SUPPLEMENT TO

PROXY STATEMENT FOR

SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 30, 2024

(“Proxy Statement”)

The Proxy Statement disclosed that the outstanding Variable Rate Demand Preferred Shares (“VRDP Shares”) of BlackRock Municipal Income Fund, Inc. (the “Fund”) were anticipated to be redeemed for cash prior to the conversion of the Fund from a registered closed-end management investment company listed on the New York Stock Exchange to an unlisted, continuously offered registered closed-end management investment company operating pursuant to Rule 23c-3 under the Investment Company Act of 1940, as amended (sometimes referred to as an “interval fund”). The Proxy Statement is supplemented hereby to provide notice that such VRDP Shares will be redeemed on September 27, 2024 and that such redemption is not contingent on shareholder approval of the proposals set out in the Proxy Statement.

Important Information

This Supplement should be read in conjunction with the Proxy Statement filed with the Securities and Exchange Commission on July 25, 2024 and the Notice of Postponement of the September 6, 2024 Special Meeting filed on September 6, 2024 (together with the Proxy Statement, the “Proxy Materials”). To the extent that information in this Supplement differs from or updates information contained in the Proxy Materials, the information in this Supplement controls. This Supplement does not change or update any of the other disclosures contained in the Proxy Materials.

The date of this Supplement is September 17, 2024.